                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-36178

       Prospectus Supplement No. 128 to the Prospectus dated May 8, 2000 and the Prospectus Supplement dated May 10, 2000.

                                  $88,000,000

                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B
                            ------------------------

The notes being purchased have the following terms:

PRINCIPAL AMOUNT: $88,000,000

STATED MATURITY: March 12, 2002

SPECIFIED CURRENCY: U.S. dollars

    - principal: U.S. dollars
    - interest: U.S. dollars
    - exchange rate agent: not applicable

ORIGINAL ISSUE DATE: September 12, 2000

ORIGINAL ISSUE PRICE:

     For $54,000,000 -- 100%
     For $34,000,000 -- 99.986%

NET PROCEEDS TO GOLDMAN SACHS:

     For $54,000,000 -- 99.85%
     For $34,000,000 -- 99.836%

ORIGINAL ISSUE DISCOUNT NOTES: no

    - total amount of OID:
    - yield to maturity:
    - initial accrual period OID:

FORM OF NOTES:

    - master global form only: yes
    - non-global form available: no

REDEMPTION AND REPAYMENT: not applicable

    - redemption commencement date:
    - repayment date(s):
    - redemption or repayment price(s):

IF INTEREST RATE IS FIXED: YES

    - annual rate: 6.95%
    - interest payment dates: every March 12 and September 12, commencing on March 12, 2001
    - regular record dates: every February 25 and August 28

IF INTEREST RATE IS FLOATING: not applicable

    - base rate:

      - commercial paper rate:
      - prime rate:
      - LIBOR:
         - Telerate LIBOR page:
         - Reuters screen LIBOR page:
         - index currency:
      - EURIBOR:
      - treasury rate:
      - CMT rate:
        - Telerate page 7051:
        - Telerate page 7052 (weekly/monthly):
        - CMT index maturity (if not two years):
      - CD rate:
      - federal funds rate:
      - 11th district rate:

    - index maturity:
    - spread:
    - spread multiplier:
    - initial base rate:
    - maximum rate:
    - minimum rate:
    - interest reset date(s):
    - interest payment date(s):
    - calculation agent:

DEFEASANCE APPLIES AS FOLLOWS:

    - full defeasance -- i.e., our right to be relieved of all our obligations on the notes by placing funds in trust for the investor:
    - covenant defeasance -- i.e., our right to be relieved of specified provisions of the notes by placing funds in trust for the investor:

---------------

     The information above, if any, about the original issue date, original issue prices, net proceeds and original issue discount relates only to the initial sale of the notes. If the notes are sold in market-making transactions after their initial sale, information about the price paid and the date of the sale will be provided in separate confirmations of sale. Please refer to the accompanying prospectus dated May 8, 2000 and prospectus supplement dated May 10, 2000 for additional information about the notes being purchased.
                            ------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in market-making transactions in the notes after their initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.
                            ------------------------

                 Prospectus Supplement dated September 7, 2000.